                                                                      Exhibit 12

                         PITNEY BOWES CREDIT CORPORATION

                                   Exhibit (i)
  Computation of Ratio of Earnings from Continuing Operations to Fixed Charges

                            (in thousands of dollars)


                                                          Years Ended December 31,
                                           ----------------------------------------------------
                                           1999(2)    1998(2)    1997(2)    1996(2)    1995(2)
                                           ----       ----       ----       ----       ----
Income from continuing operations
  before income taxes ..................   $250,623   $244,689   $222,443   $222,463   $199,965
                                           --------   --------   --------   --------   --------
Fixed charges:
  Interest on debt .....................    121,210    124,411    154,634    163,860    173,745
  One-third of rent expense ............        585        520      1,107      1,149      1,246
                                           --------   --------   --------   --------   --------
Total fixed charges ....................    121,795    124,931    155,741    165,009    174,991
                                           --------   --------   --------   --------   --------

Earnings from continuing
  operations before fixed charges ......   $372,418   $369,620   $378,184   $387,472   $374,956
                                           ========   ========   ========   ========   ========

Ratio of earnings from continuing
  operations to fixed charges (1) ......      3.06X      2.96X      2.43X      2.35X      2.14X
                                           ========   ========   ========   ========   ========


(1) The ratio of earnings from continuing operations to fixed charges is computed by dividing earnings from continuing operations before fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third of rent expense as representative of the interest portion.

(2) Amounts reclassified to reflect CPLC and AMIC as discontinued operations. Interest expense and the portion of rents representative of the interest factor of these discontinued operations have been excluded from fixed charges in the computation.

     Including these amounts in fixed changes, the ratio of earnings to fixed charges would be 2.96, 2.50, 2.09, 2.08 and 1.98 for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively.


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